Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

MAPLE LEAF FINANCIAL, INC.,

FARMERS NATIONAL BANC CORP.,

and

FMNB MERGER SUBSIDIARY III, LLC

Dated as of August 29, 2019

-ii-

(Continued)

-iii-

(Continued)

INDEX OF DEFINED TERMS

Section
Acquisition Agreement	8.3(b)(i)
Acquisition Proposal	6.7(g)(ii)
Acquisition Transaction	6.7(g)(iii)
Agreement	Preamble
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.1(a)
Book-Entry Shares	1.4(c)
Capitalization Date Outstanding Share Count	3.2(a)
Cash Consideration	1.4(b)(i)
Cash Election	1.4(b)(i)
Cash Election Shares	1.4(b)(i)
Certificate	1.4(c)
Change in the Company Recommendation	6.3
Closing	9.1
Closing Date	9.1
Code	Recitals
Collective Bargaining Agreement	3.25
Company	Preamble
Company Benefit Plans	3.11(a)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Common Shares	1.4(a)
Company Disclosure Schedule	9.12
Company Recommendation	6.3
Company Shareholder Approval	6.3
Company Shares	1.4(c)
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(o)(i)
Dissenting Shareholder	2.3(p)
Dissenting Shares	2.3(p)
DPC Shares	1.4(a)
Effective Time	1.2
Election	2.3(a)
Election Deadline	2.3(d)
Employees	5.2(h)
Environmental Laws	3.17
Equity Rights	3.2(a)
ERISA	3.11(a)
ERISA Affiliate	3.11(o)(ii)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2

-iv-

Section
Exchange Ratio	1.4(b)(ii)
FDIC	3.1(c)
Federal Reserve	3.4
Form of Election	2.3(b)
Form S-4	3.4
Governmental Entity	3.4
Holder	2.3
Indemnified Parties	6.6(a)
Intellectual Property	3.20(e)(i)
IRS	3.11(b)
IT Assets	3.20(e)(ii)
Knowledge	9.4
Law	3.9(a)
Letter of Transmittal	2.3(h)
Licensed Intellectual Property	3.20(e)(iii)
Liens	3.2(d)
Loans	3.26(a)
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	1.4(b)
Merger Sub	Preamble
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	2.3(m)
Non-Election Shares	1.4(b)(iii)
Nonqualified Deferred Compensation Plan	3.11(d)
Notice Period	6.7(d)(2)
OCC	3.4
OGCL	1.1
Owned Intellectual Property	3.20(e)(iv)
Owned Properties	3.21, 3.21
Permitted Encumbrances	3.21, 3.21
Person	3.16(a)
Premium Cap	6.6(b)
Previously Disclosed	9.12
Proxy Statement	3.4
Purchaser	Preamble
Purchaser Capitalization Date	4.2
Purchaser Closing Price	2.3(m)
Purchaser Disclosure Schedule	9.12
Purchaser SEC Reports	4.5(b)
Purchaser Stock Plans	4.2
Qualified Plans	3.11(e)
Real Property	3.21, 3.21
Regulatory Agencies	3.5

-v-

Index of Defined Terms

(Continued)

Section
Regulatory Agreement	3.15(b)
Regulatory Approvals	3.4
Representative	6.7(a)
Requisite Regulatory Approvals	7.1(e)
SEC	3.4
Securities Act	3.2(a)
Shareholders’ Meeting	6.3
Shortfall Number	1.4(e)(ii)(2)
SRO	3.4
Stock Consideration	1.4(b)(ii)
Stock Conversion Number	1.4(e)(i)
Stock Election	1.4(b)(ii)
Stock Election Number	1.4(e)(ii)(1)
Stock Election Shares	1.4(b)(ii)
Stock Proportion Number	1.4(e)(i)
Subsidiary	3.1(c)
Superior Proposal	6.7(g)(i)
Surviving Company	Recitals
Takeover Laws	3.10
Tax	3.18
Tax Return	3.18
Termination Fee	8.3(b)
Trade Secrets	3.21(e)(ii)
Trademarks	3.20(e)(i)
Trust Account Shares	1.4(a)
Voting Debt	3.2(a)

-vi-

Index of Defined Terms

(Continued)

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 29, 2019 (this “Agreement”), is made by and among Maple Leaf Financial, Inc., an Ohio corporation (“Company”), Farmers National Banc Corp., an Ohio corporation (“Purchaser”), and FMNB Merger Subsidiary III, LLC, an Ohio limited liability company and wholly-owned subsidiary of Purchaser (“Merger Sub”).

RECITALS

A.    The Boards of Directors of Company and Purchaser have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.    The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.

C.    The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of Company shall cease.

(b)    Purchaser may at any time change the method of effecting the combination of Company and Purchaser, including by providing for the merger of Company with and into Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Company or the tax treatment of either party pursuant to this Agreement, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, (iv) require Company to mail a revised Proxy Statement if such change is made prior to obtaining the Company Shareholder Approval, or require further approval of Company’s shareholders if such change is made after obtaining the Company Shareholder Approval; or (v) cause any of Company’s representations and warranties contained in Article III to be deemed inaccurate or breached by reason of such change of method.

1.2    Effective Time. The Merger shall become effective as of the date and time specified in the certificate of merger (the “Certificate of Merger”) filed with the Ohio Secretary of State. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 1701.82 and 1705.39 of the OGCL.

1.4    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any of the following securities:

(a)    All shares of Class A and Class B common stock, without par value, of Company (the “Company Common Shares”), issued and outstanding immediately prior to the Effective Time that are owned directly by Company (other than Company Common Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) by third parties (any such shares, “Trust Account Shares”) and other than Company Common Shares held, directly or indirectly, by Company in respect of a debt previously contracted (any such shares, “DPC Shares”)) shall be cancelled and shall cease to exist, and no Merger Consideration and/or cash in lieu of fractional shares shall be delivered in exchange therefor.

(b)    Subject to Sections 1.4(c), (e) and (f), each Company Common Share, but excluding Company Common Shares owned directly by Company or Purchaser (other than Trust Account Shares or DPC Shares) and Dissenting Shares, shall be converted, in the case of the Company Common Shares, at the election of the holder thereof in accordance with the procedures set forth in Article II, into the right to receive the following (the “Merger Consideration”), without interest:

(i)    for each Company Common Share with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Cash Election”), $640.00 in cash (the “Cash Consideration”) (such shares collectively, “Cash Election Shares”); or

(ii)    for each Company Common Share with respect to which an election to receive stock has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Stock Election”), 45.5948 (the “Exchange Ratio”) of common shares, without par value, of Purchaser (the “Purchaser Common Shares”) (the “Stock Consideration”) (such shares collectively, “Stock Election Shares”); or

(iii)    for each Company Common Share other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Section 2.3 (collectively, the “Non-Election Shares”), the right to receive from Purchaser such Cash Consideration or Stock Consideration as is determined in accordance with Section 1.4(e).

(c)    All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Company Common Share (each, a “Certificate”) and each non-certificated Company Common Share represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the Company Common Shares represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(m), as well as any dividends to which holders of Company Common Shares become entitled in accordance with Section 2.3(j).

(d)    If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Shares or Company Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Cash Consideration, as applicable.

(e)

(i)    Notwithstanding any other provision contained in this Agreement, the total number of Company Common Shares to be converted into Stock Consideration pursuant to Section 1.4(b) (the “Stock Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of Company Common Shares outstanding immediately prior to the Effective Time, by (y) 0.50 (the “Stock Proportion Number”). All of the other Company Common Shares (except for Company Common Shares owned directly by Company or Purchaser (other than Trust Account Shares and DPC Shares) and Dissenting Shares) shall be converted into Cash Consideration.

(ii)    Within five business days after the Closing Date, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Company Common Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

(1)    If the aggregate number of Company Common Shares with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(2)    If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)    If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)    If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

1.5    Warrants. At the Effective Time, all outstanding and unexercised warrants to purchase Company Common Shares (each, a “Warrant”) shall cease to represent a warrant to purchase Company Common Shares and instead each holder thereof shall be entitled to receive, in lieu of each Company Common Share that would otherwise have been issuable upon exercise thereof at the exercise price of $370.00 therefor, an amount in cash equal to the excess of $640.00 over such exercise price.

1.6    Articles of Organization and Operating Agreement of the Surviving Company. The articles of organization and operating agreement of the Surviving Company shall be the articles of organization and operating agreement of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

1.7    Managers and Officers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.8    The Bank Merger. As soon as practicable after the execution of this Agreement, Company and Purchaser shall cause Geauga Savings Bank (the “Company Bank”) and The Farmers National Bank of Canfield (“Purchaser Bank”), respectively, to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit “A” (the “Bank Merger Agreement”), and which provides for the merger of Company Bank with and into Purchaser Bank (the “Bank Merger”), in accordance with applicable Laws and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of Purchaser Bank (“Purchaser Bank Board”) immediately prior to the Bank Merger shall be the directors of Purchaser Bank upon consummation of the Bank Merger.

1.9    Effect on Purchaser Common Shares. Each Purchaser Common Share outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1    Exchange Agent. Prior to the Effective Time, Purchaser shall appoint Computershare Investor Services pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2    Delivery of Merger Consideration. At or prior to the Effective Time, Purchaser and Merger Sub shall (a) authorize the Exchange Agent to deliver an aggregate number of Purchaser Common Shares equal to the aggregate Merger Consideration payable in Purchaser Common Shares and (b) deposit, or cause to be deposited with, the Exchange Agent, an amount in cash equal to the aggregate Cash Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section  2.3(m) (the “Exchange Fund”).

2.3    Election and Exchange Procedures.

Each holder of record of Company Common Shares (other than Company Common Shares owned directly by Company or Purchaser (other than Trust Account Shares or DPC Shares) and Dissenting Shares), whose Company Common Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 at the Effective Time and any cash in lieu of fractional Purchaser Common Shares (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)    Each Holder may specify in a request made in accordance with the provisions of this Section 2.3 (an “Election”) (x) the number of whole Company Common Shares owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of whole Company Common Shares owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)    Purchaser shall prepare a form reasonably acceptable to Company (the “Form of Election”) which shall be mailed to Company’s shareholders entitled to vote at Company Shareholders’ Meeting so as to permit Company’s shareholders to exercise their right to make an Election prior to the Election Deadline.

(c)    Purchaser shall make the Form of Election initially available at the time that the Proxy Statement is made available to the shareholders of Company, to such shareholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(d)    Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates (or affidavits of loss in lieu of such Certificates) or evidence of Book-Entry Shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates or evidence of Book-Entry Shares, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates or evidence of Book-Entry Shares are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver Company Common Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Purchaser, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that is the day prior to the date of Company Shareholders’ Meeting, as may be extended by agreement of the Company and Purchaser. Company and Purchaser shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e)    Any Company shareholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Purchaser shall determine in its reasonable discretion that any Election is not properly made with respect to any Company Common Shares, such Election shall be deemed to be not in effect, and the Company Common Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)    Any Company shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates or evidence of Book-Entry Shares, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically, and the Certificates returned to the applicable shareholders, if the Exchange Agent is notified in writing by Purchaser or Company that this Agreement has been terminated in accordance with Article VIII.

(g)    Purchaser, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.3, (iii) the issuance and delivery of certificates representing Stock Consideration into which Company Common Shares are converted in the Merger and (iv) the method of payment of cash for Company Common Shares converted into the right to receive the Cash Consideration and cash in lieu of fractional Purchaser Common Shares where the holder of the applicable Certificate has no right to receive whole Purchaser Common Shares.

(h)    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder who theretofore has not submitted such Holder’s Certificates or evidence of Book-Entry Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or evidence of Book-Entry Shares shall pass, only upon delivery of Certificate(s) or evidence of Book-Entry Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (ii) instructions for use in surrendering Certificate(s) or evidence of Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Shares to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(j).

(i)    Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Shares will be entitled to receive promptly after the Effective Time the Merger Consideration, determined as provided in Section 1.4. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(j)    No dividends or other distributions with respect to Purchaser Common Shares shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the Purchaser Common Shares represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Shares issuable with respect to such Certificate or Book-Entry Shares.

(k)    In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Shares that is not registered in the stock transfer records of Company, the Merger Consideration (including cash in lieu of fractional Purchaser Common Shares) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Purchaser that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(l)    After the Effective Time, there shall be no transfers on the share transfer books of Company of the Company Common Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(m)    Notwithstanding anything to the contrary contained in this Agreement, no fractional Purchaser Common Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Purchaser Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Purchaser Common Shares based on information reported by the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Purchaser) for the five (5) trading days ending on the penultimate trading day preceding the Effective Time (the “Purchaser Closing Price”) by (ii) the fraction of a share (after taking into account all Company Common Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Shares to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(n)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the one year anniversary of the Effective Time may be paid to Purchaser. In such event, any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Shares deliverable in respect of each Company Common Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(o)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate (provided that such bond requirement shall be waived and substituted with an indemnity from any shareholder of the Company owning five or fewer Company Common Shares), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement and requirements of this Article II.

(p)    Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of Company Common Shares dissents from the Merger pursuant to, and properly follows such other procedures as may be required by, Section 1701.85 of the OGCL and is thereby entitled to appraisal rights thereunder (a “Dissenting Shareholder”), then any Company Common Shares held by such Dissenting Shareholder (“Dissenting Shares”) shall be extinguished but shall not be converted into the right to receive Merger Consideration. Instead, such Dissenting Shares shall be entitled only to such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL. Company shall give Purchaser prompt notice upon receipt by Company of any such demands for payment of the fair value of such Company Common Shares, any withdrawals of such notice and any other instruments provided pursuant to applicable law. Notwithstanding the above, in the event that a Dissenting Shareholder subsequently withdraws a demand for payment, fails to comply fully with the requirements of the OGCL, or otherwise fails to establish the right of such shareholder to be paid the value of such holder’s shares under the OGCL, such Dissenting Shares shall be deemed to be converted into the right to receive, with respect to Company Common Shares the Cash Consideration and/or the Stock Consideration, as determined by Purchaser in its sole discretion. Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the OGCL. Company shall give Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as Previously Disclosed, Company hereby represents and warrants to Purchaser as follows:

3.1    Corporate Organization.

(a)    Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. Company is duly registered as a thrift holding company under the Home Owners’ Loan Act (“HOLA”).

(b)    True, complete and correct copies of the Amended and Restated Articles of Incorporation of Company (the “Company Articles”) and the Code of Regulations, as amended of Company (the “Company Code”), as in effect as of the date of this Agreement, have been made available to Purchaser prior to the date hereof.

(c)    Company has Previously Disclosed a list of all its Subsidiaries. Each Subsidiary of Company (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall mean a corporation, association or other business entity of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. The deposit accounts of each of Company’s Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The articles of incorporation, code of regulations and similar governing documents of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Company, copies of which have been made available to Purchaser, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. Company has also Previously Disclosed a list of all Persons with respect to which Company or its Subsidiaries own 5% or more of any class of capital stock or other equity interest, other than equity interests held in a fiduciary capacity, which list shall set forth the amount and form of ownership of Company or its applicable Subsidiary in each such Affiliate.

3.2    Capitalization.

(a)    The authorized capital stock of Company consists of 90,800 shares, consisting of: (i) 10,000 shares of preferred stock, of which, as of even date herewith (the “Company Capitalization Date”), no shares were issued and outstanding, and (ii) 80,800 shares of common stock, of which, as of the Company Capitalization Date, 61,333.27 Common Shares in the aggregate were issued and outstanding and no shares of Class C common stock were issued and outstanding (the “Capitalization Date Outstanding Share Count“). As of the Company Capitalization Date, no shares of Company Common Shares were reserved for issuance except for 2,950 Company Common Shares reserved for issuance in connection with outstanding Warrants. All of the issued and outstanding Company Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, except for the Warrants as set forth above, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any Company Common Shares or Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any Company Common Shares or Voting Debt or other equity securities of Company (“Equity Rights”).

(b)    As of the Company Capitalization Date, there are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (ii) to register Company Common Shares or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all Warrants outstanding as of the Company Capitalization Date, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Warrant, (iii) the grant date of each Warrant, (iv) the vesting schedule of each such Warrant, if any, (v) the exercise price for each such Warrant, and (vi) the expiration date of each such Warrant. As of the Company Capitalization Date, there are no Company stock options outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect that are binding on Company or with respect to which Company has Knowledge with respect to the voting or transfer of any Company Common Shares or Voting Debt, other equity securities of Company or Equity Rights.

(c)    Other than the Warrants as set forth on Disclosure Schedule 3.2(b), there are no equity-based awards or instruments outstanding. Since December 31, 2018 through the date hereof, Company has not (i) issued or repurchased any Company Common Shares or Voting Debt or other equity securities of Company or Equity Rights or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Company capital stock or any other equity-based awards. Company has not issued any Company Stock Options under any Company Stock Plan or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. With respect to the Warrants, (i) the issuance of each such Warrant was made in accordance with all applicable Laws; and (ii) each such Warrant has been properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Company. Since December 31, 2018, except as specifically permitted or required by this Agreement or as Previously Disclosed, neither Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any material Company Benefit Plan.

(d)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3    Authority; No Violation.

(a)    Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Company by at least a two-thirds vote. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a duly held Company Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of at least a majority of all the votes entitled to be cast by holders of Company Common Shares, no other corporate proceedings on the part of Company are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)    Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or the Company Code or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and as set forth on Company Disclosure Schedule 3.3(b) are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

3.4    Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO“), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the United States Office of the Comptroller of the Currency (the “OCC”), the FDIC, any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (i) and (ii), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholders’ Meetings (the “Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger with the Ohio Secretary of State, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common

Shares pursuant to this Agreement and approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger or the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

3.5    Reports. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries have timely filed all reports, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with (i) the Federal Reserve, (ii) the FDIC, (iii) the OCC, (iv) any state banking or other state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2014, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and Company and its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

3.6    Financial Statements.

(a)    Company has furnished to Purchaser the audited consolidated financial statements of Company, consisting of consolidated balance sheets as of December 31, 2016, 2017, and 2018, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for (i) each of the three years ended December 31, 2016, 2017, and 2018, and (ii) the unaudited financial statements of the Company as of July 31, 2019 (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Company for the periods then ended. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)    Neither Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on Financial Statements or disclosed in a footnote thereto, (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2018, (iii) liabilities which are not material individually or in the aggregate, (iv) in connection with this Agreement and the transactions contemplated hereby or (v) as Previously Disclosed.

3.7    Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement; provided, however, that Company has, as described further in Section 3.13 herein below, engaged Boenning & Scattergood, Inc. as its financial advisor in connection with the Merger, pursuant to a letter agreement, a true, complete and correct copy of which has been delivered previously to Purchaser.

3.8    Absence of Changes. Since December 31, 2018, (i) Company and its Subsidiaries have not undertaken any of the actions prohibited by Section 5.2 had such Section been in effect at all times since such date, (ii) Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and (iii) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects resulting from (A) changes in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof, (B) changes in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (E) the public disclosure of this Agreement and compliance with this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (G) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or other having relationships with Company or its Subsidiaries or (G) actions or omissions taken with the prior written consent of the other party to this Agreement except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9    Compliance with Applicable Law.

(a)    Company and each of its Subsidiaries hold, and since December 31, 2014 have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, to the Knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and when and if applicable the Sarbanes Oxley Act, and all Laws relating to broker dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither Company nor any of its Subsidiaries has received since December 31, 2014 written notice of any, and to Company’s Knowledge there are no, material defaults or material violations of any applicable Law. For purposes of this Agreement, “Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, order, or undertaking to or agreement with any Governmental Entity.

(b)    Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that has had and would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.10    State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby by at least a two-thirds vote and as required to render inapplicable to such agreement and such transactions any applicable provisions of any takeover Laws under the OGCL, including any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested stockholder” or similar provisions under the OGCL or the Company Articles (collectively, the “Takeover Laws”). No “fair price” Law is applicable to this Agreement and the transactions contemplated hereby.

3.11    Company Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Company or any Subsidiary or any of their respective ERISA Affiliates or for which Company or any Subsidiary could otherwise have any current or future material liability or material obligations (all such plans, programs, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b)    Company has made available to Purchaser true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor or the IRS; (vii) the most recent nondiscrimination tests performed under ERISA and the Code, (viii) all contracts with third-party administrators, compensation consultants and other service providers that related to a Company Benefit Plan, and (ix) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Purchaser, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c)    During the six-year period preceding the date of this Agreement, each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. During the six years preceding the date of this Agreement, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and to Company’s Knowledge no plan defect exists that would qualify for correction under any such program.

(d)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1, (ii) not been “materially modified” (within the meaning of Notice 2005-1), and (iii) been in documentary and operational compliance with a reasonable interpretation of Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e)    Section 3.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust and has not been revoked (nor has revocation been threatened), and to Company’s Knowledge no circumstances or events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).

(f)    None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan.

(g)    Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(h)    All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j)    There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as hereinafter defined) that would be a material liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k)    None of Company and its Subsidiaries nor any of their respective ERISA Affiliates nor any Person now or previously employed by Company, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that Company or any of its Subsidiaries has an obligation to indemnify with respect to such prohibited transaction, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)    There are no pending or, to Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any non-institutional fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(m)    Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

(n)    No deduction of any amount payable pursuant to the terms of any Company Benefit Plan has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(o)    Definitions.

(i)    “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign Laws.

(ii)    “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

3.12    Approvals. As of the date of this Agreement, to Company’s Knowledge, there is no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13    Opinion. The Board of Directors of Company has received the opinion of Boenning & Scattergood, Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares.

3.14    Loan Put-Backs. Company has Previously Disclosed to Purchaser all claims for repurchases by Company or any of its Subsidiaries of home mortgage loans that were sold to third parties by Company or its Subsidiaries during the past five years that are outstanding or currently threatened in writing, and Company has no reason to believe that it may be required to repurchase any material dollar volume of home mortgage loans sold to third parties by Company or its Subsidiaries. None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

3.15    Legal Proceedings.

(a)    There is no suit, action, investigation, claim, proceeding or review pending, or to Company’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Purchaser, Surviving Company or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Company, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates) that is or could reasonably be expected to be material to Company or any of its Subsidiaries.

(b)    Since December 31, 2014, (i) there have been no subpoenas, written demands, or document requests received by Company, any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries from any Governmental Entity, except such as are received by Company or any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or as are not, individually or in the aggregate, material to Company and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2014, a recipient of any supervisory letter from, or since December 31, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently (x) restricts the conduct of its business, or (y) relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, or its business, other than those of general application that apply to similarly situated thrift holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Schedule, a “Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing since December 31, 2014 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16     Material Contracts.

(a)    Except as Previously Disclosed, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not Previously Disclosed, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (iii) any contract relating to the borrowing of money by Company or any of its Subsidiaries or the guarantee by Company or any of its Subsidiaries of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances of depository institution Subsidiaries and ordinary course trade payables not past due) in excess of $100,000, (iv) any contract that contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any respect the ability of Company or its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Company and its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) is or could be conducted, (v) any contract not terminable by Company, without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice relating to the purchase or sale of any goods or services by Company or any of its Subsidiaries (other than contracts entered into in the ordinary course of business consistent with past practice and involving payments under any individual contract not in excess of $25,000 or involving Loans, borrowings or guarantees originated or purchased by Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), (vi) any contract not terminable by Company without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice which obligates Company or any of its affiliates (or, following the consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, (vii) any contract not terminable by Company without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice which requires referrals of business or requires Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis, (viii) any contract not terminable by Company without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or any of its Subsidiaries, (ix) any contract which limits the payment of dividends by Company or any of its Subsidiaries, (x) any contract pursuant to which Company or any of its Subsidiaries has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (xi) any contract pursuant to which Company or any of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (xii) any contract which relates to any material Intellectual Property of or used by Company or any of its Subsidiaries, (xiii) any contract between Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of Company or any of its Subsidiaries, or (b) to the Knowledge of Company, any affiliate or family member of any such officer or director or (c) any other affiliate of Company, on the other hand, except those of a type available to employees of Company generally, or (xiv) any contract that provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof or a termination of such contract in excess of $50,000. For purposes of this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Governmental Entity.

(b)    Each Material Contract is a valid and legally binding agreement of Company or one of its Subsidiaries, as applicable, and, to Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Company and each of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, neither Company nor any of its Subsidiaries, and, to Company’s Knowledge, any counterparty or counterparties, is in material breach or violation of any provision of any Material Contract, and no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Company has provided true and complete copies of each Material Contract to Purchaser prior to the date hereof.

3.17    Environmental Matters. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries, and to the Knowledge of Company, (i) Company and its Subsidiaries have complied with all applicable Laws relating to: (a) the protection or restoration of the environment, health, safety or natural resources; (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”); (ii) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, court, agency, or other Governmental Entity or any arbitral body, against Company or its Subsidiaries relating to any Environmental Law and there is no reasonable basis for any such proceeding, claim, action or investigation; (iii) there are no agreements, orders, judgments, indemnities or decrees by or with Company or its Subsidiaries, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (iv) there are, and have been, no hazardous substances or other environmental conditions at any property under circumstances which could reasonably be expected to result in liability to or claims against Company or its Subsidiaries relating to any Environmental Law; and (v) there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities to Company and its Subsidiaries under any Environmental Law.

3.18    Taxes. Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have timely paid all material Taxes (as defined below) that are required to have been paid or that Company or any of its Subsidiaries are obligated to have withheld from amounts owing to any employee, creditor or third party and to have paid, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Company or its Subsidiaries. None of the material Tax Returns pertaining to Company or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Company nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes is pending or threatened. Company has not received written notice of any material deficiencies asserted or assessments made against Company or any of its Subsidiaries that have not been paid or resolved in full. Company has not received any written notice of any claim against Company or any of its Subsidiaries by any Tax authority in a jurisdiction where Company or such Subsidiary does not file Tax Returns that Company or such Subsidiary is or may be subject to taxation by that jurisdiction. No Liens for Taxes exist with respect to any of the assets of Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable. Neither Company nor any of its Subsidiaries has entered into, or obtained, as applicable, any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. None of Company or any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which Company was the common parent, (B) has any liability for a material amount of Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current contractual obligation to indemnify any other Person with respect to Taxes (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Neither Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Neither Company nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or like assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

3.19    Reorganization. Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20    Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries:

(a)    Each of Company and its Subsidiaries, to its Knowledge (A) owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To the Knowledge of Company, the Owned Intellectual Property is subsisting, valid and enforceable. To the Knowledge of Company, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted. To Company’s Knowledge, each of Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)    To Company’s Knowledge, the operation of Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2014, no Person has asserted in writing that Company or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Company’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Company’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c)    Company and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Company or any of its Subsidiaries, and to Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Company’s Knowledge, no Person has gained unauthorized access to Company’s or its Subsidiaries’ IT Assets.

(d)    Company’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Company and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Company’s Knowledge, Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Company’s Knowledge, Company and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e)    For purposes of this Agreement,

(i)    “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii)    “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii)    “Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Company or Purchaser, as the case may be, and each of its respective Subsidiaries as presently conducted.

(iv)    “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or Purchaser, as the case may be, or any of its respective Subsidiaries.

3.21    Properties. Company or one of its Subsidiaries (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are contested in good faith and for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Company Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties that constitute real property, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Company, the lessor. There are no pending or, to the Knowledge of Company, threatened (in writing) condemnation proceedings against the Company Real Property.

3.22    Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice. Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.23    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably intended to ensure that material information relating to Company and its Subsidiaries is made known to its management by others within those entities.

(b)    Since December 31, 2014 (A) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Company or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

3.24    Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company or for the account of a customer of the Company Bank, were entered into in the ordinary course of business and in all material respects in accordance with applicable rules, regulations and policies of the applicable regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or Company Bank enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception, and are in full force and effect. Company and Company Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.25    Labor. (i) Neither Company nor any of its Subsidiaries is or, since December 31, 2014, has been a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (ii) no employee is represented by a labor organization for purposes of collective bargaining with respect to Company or any of its Subsidiaries; (iii) to the Knowledge of Company, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Company or any of its Subsidiaries; (iv) no Collective Bargaining Agreement is being negotiated by Company or any of its Subsidiaries; (v) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Company or any of its Subsidiaries pending or, to the Knowledge of Company, threatened, that may interfere in any material respect with the respective business activities of Company or any of its Subsidiaries; (vi) to the Knowledge of Company, there is no pending charge or complaint against Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity and (vii) Company and its Subsidiaries have complied with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

3.26    Loans; Loan Matters.

(a)    As of most recent calendar quarter end, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $50,000, and under the terms of which the obligor was 90 days or more delinquent in payment of principal or interest or (y) to the Knowledge of Company, the unpaid principal balance of which exceeds $50,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to Company as required by the relevant loan agreement shall not be deemed a material default), or (ii) Loan with any director, executive officer or five percent or greater shareholder of Company or any of its Subsidiaries, or to the Knowledge of Company, any Person controlling, controlled by or under common control with any of the foregoing. Section 3.26(a) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of Company or any of its Subsidiaries that as of the most recent calendar quarter end, were classified (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Company and its Subsidiaries that as of most recent quarter end, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Company that as of the most recent calendar quarter end, was classified as “Other Real Estate Owned” and the book value thereof as of such date.

(b)    Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Company or its Subsidiaries and are complete and correct in all material respects. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as Previously Disclosed, Purchaser and Merger Sub hereby jointly and severally represent and warrant to Company as follows:

4.1    Corporate Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. Merger Sub is a limited liability company duly organized and in full force and effect under the laws of the State of Ohio. Purchaser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is duly registered as a bank holding company under the Bank Holding Company Act of 1956.

4.2    Capitalization. The authorized capital stock of Purchaser consists of 50,000,000 Purchaser Common Shares of Purchaser Common Stock, of which, as of August 23, 2019 (the “Purchaser Capitalization Date”), 27,666,986 were issued and outstanding. As of the Purchaser Capitalization Date, no Purchaser Common Shares were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”). All of the issued and outstanding Purchaser Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Purchaser is issued or outstanding. As of the Purchaser Capitalization Date, except pursuant to this Agreement and the Purchaser Stock Plans, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any Purchaser Common Shares, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any Purchaser Common Shares or Voting Debt of Purchaser or other equity securities of Purchaser. The Purchaser Common Shares to be issued pursuant to the Merger have been reserved for issuance, and when issued, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3    Authority; No Violation.

(a)    Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Merger Sub has the full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously adopted and approved by the Board of Directors of Purchaser and the managers and members of Merger Sub to the extent required by applicable Law. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)    Neither the execution and delivery of this Agreement by Purchaser or Merger Sub, nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, nor compliance by Purchaser or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the articles of incorporation or code of regulations of Purchaser or the articles of organization or operating agreement of Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other Law, judgment, order, injunction or decree applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

4.4    Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Ohio Secretary of State, and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common Shares pursuant to this Agreement and approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement or with the consummation by Purchaser of the Merger or by Purchaser Bank of the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement.

4.5    Reports.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2014, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act (the “Purchaser SEC Reports”) since December 31, 2014 is publicly available. All Purchaser SEC Reports, at the time of filing, complied, and all Purchaser SEC Reports required to be filed prior to the Effective Time will comply, in all material respects with applicable Law and included and will include all exhibits required to be filed under applicable Law. None of such documents, when filed or as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

4.6    Financial Statements.

(a)    The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in Purchaser’s SEC Reports (including the related notes, where applicable) have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Purchaser for the periods then ended. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, CliftonLarsonAllen LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Neither Purchaser nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the most recent fiscal quarter (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since the most recent fiscal quarter end or (iii) in connection with this Agreement and the transactions contemplated hereby.

4.7    Broker’s Fees. Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to Raymond James.

4.8    Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since December 31, 2014 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and, to Purchaser’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Purchaser and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Purchaser or any of its Subsidiaries.

4.9    Legal Proceedings. (a) Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, none of Purchaser or any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s Knowledge, threatened, material legal, administrative, arbitral or other material suits, actions, investigations, claims, proceedings or reviews of any nature against Purchaser or any of its Subsidiaries.

(b)    There is no injunction, order, award, judgment, settlement, decree or regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Purchaser or any of its Subsidiaries that is or could reasonably be expected to be material to Purchaser or any of its Subsidiaries.

(c)    There is no suit, action, investigation, claim, proceeding or review pending, or to Purchaser’s Knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) that, individually or in the aggregate, is reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

4.10    Absence of Changes. Since December 31, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.11    Taxes. Purchaser and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined above in Section 3.18) required to be filed by them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have timely paid all material Taxes (as defined above in Section 3.18) that are required to have been paid or that Purchaser or any of its Subsidiaries are obligated to have withheld from amounts owing to any employee, creditor or third party and to have paid, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Purchaser or its Subsidiaries. None of the material Tax Returns pertaining to Purchaser or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Purchaser or any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes is pending or threatened. Purchaser has not received written notice of any material deficiencies asserted or assessments made against Purchaser or any of its Subsidiaries that have not been paid or resolved in full. Purchaser has not received any written notice of any claim against Purchaser or any of its Subsidiaries by any Tax authority in a jurisdiction where Purchaser or such Subsidiary does not file Tax Returns that Purchaser or such Subsidiary is or may be subject to taxation by that jurisdiction. No liens for Taxes exist with respect to any of the assets of Purchaser or any of its Subsidiaries, except for liens for Taxes not yet due and payable. Neither Purchaser nor any of its Subsidiaries has entered into, or obtained, as applicable, any material closing agreement, private letter ruling, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. Each of Purchaser and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Purchaser nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which Purchaser was the common parent, (B) has any liability for a material amount of Taxes of any Person (other than Purchaser or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current contractual obligation to indemnify any other Person with respect to Taxes (other than such agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Neither Purchaser nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which or file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business).

4.12    Approvals. As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a reasonably timely basis.

4.13    Reorganization.

(a)    Purchaser has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)    Merger Sub is an entity that is disregarded as an entity separate from Purchaser for federal Tax purposes and, as such, is a “disregarded entity” as defined in Treasury Regulations 1.368-2(b)(1)(i)(A).

4.14    Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and its Subsidiaries:

(a)    Each of Purchaser and its Subsidiaries, to Purchaser’s Knowledge (A) owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To Purchaser’s Knowledge, the Owned Intellectual Property is subsisting, valid and enforceable. To Purchaser’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Purchaser and each of its Subsidiaries as presently conducted. To Purchaser’s Knowledge, each of Purchaser and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)    To Purchaser’s Knowledge, the operation of Purchaser and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2014, no Person has asserted in writing that Purchaser or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Purchaser’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Purchaser’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c)    Purchaser and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Purchaser or any of its Subsidiaries, and to Purchaser’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Purchaser’s Knowledge, no Person has gained unauthorized access to Purchaser’s or its Subsidiaries’ IT Assets.

(d)    Purchaser’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Purchaser and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

4.15    Properties. Either Purchaser or one of its Subsidiaries (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by either Purchaser or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are being contested in good faith for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties that constitute real property, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Purchaser’s Knowledge, the lessor. There are no pending or, to Purchaser’s Knowledge, threatened (in writing) condemnation proceedings against the Real Property.

4.16    Insurance. Purchaser and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Purchaser reasonably has determined to be prudent and consistent with industry practice. Purchaser and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Purchaser and its Subsidiaries, Purchaser or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.17    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-

direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Purchaser and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Purchaser and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to allow it to make certifications that would be required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, if applicable.

(b)    Purchaser’s management completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the years ended December 31, 2017 and 2018, and such assessments concluded that such controls were effective. Purchaser has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors, and has described in Section 4.17(b) of the Purchaser Disclosure Schedule: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c)    Since December 31, 2011 (A) neither Purchaser nor any of its Subsidiaries nor, to Purchaser’s Knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

4.18    Ownership of Company Common Shares. As of the date hereof, neither Purchaser nor any of its affiliates (i) beneficially owns, directly or indirectly, any Company Common Shares, (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Shares, (iii) is not now, nor at any time within the last three years has been, an “interested shareholder,” as such term is defined in Section 1704.01 of the OGCL, or (iv) is a “Related Person,” as such term is defined in Article SEVENTH of the Company Articles.

4.19    Available Funds. Purchaser has cash and, immediately prior to the Effective Time, Merger Sub will have cash, sufficient to pay or cause to be deposited into the Exchange Fund the aggregate amount of cash as required pursuant to Section 2.2.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, (a) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Purchaser to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2    Company Forbearances. Except as otherwise specifically permitted or required by this Agreement, during the period from the date of this Agreement to the Effective Time, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a)    (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional common shares or other equity interest, Voting Debt or Equity Rights, or (ii) grant, award or issue any Company stock options, restricted units, stock appreciation rights, restricted stock, awards based on the value of Company’s capital stock, or other equity-based award with respect to shares of the Company Common Shares under any of the Company Benefit Plans or otherwise.

(b)    (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly-owned Subsidiaries to it), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(c)    Amend the terms of, waive any rights under, terminate, knowingly violate the terms of, or enter into, (i) any contract or other binding obligation other than in the ordinary course of business consistent with past practice or (ii) any contract or other binding obligation of the sort specified in Section 3.16(a)(iv), (vi), (vii), (viii), (ix), (x), (xiii) or (xiv).

(d)    Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except any sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e)    Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(f)    Amend the Company Articles or the Company Regulations, or similar governing documents of any of its Significant Subsidiaries.

(g)    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any Regulatory Agency responsible for regulating Company.

(h)    Except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Employees”), other than increases in base salary to Employees in the ordinary course consistent with past practice, which shall not exceed 1.5% in the aggregate or 3.0% for any individual Employees (in each case, on an annualized basis), provided, however, that if the Effective Time does not occur on or before December 31, 2019, the foregoing limitations shall be adjusted to 2.5% in the aggregate or the lesser of $10,000 or 3.0% for any individual Employees,] (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired Employee), (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (v) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (vi) hire or terminate without cause the employment of any Employee who has (in the case of Employees to be terminated) or would have (in the case of Employees to be hired) target total compensation (base salary, target cash incentive and target equity) of $75,000 or more.

(i)    Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(j)    Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

(k)    Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Law or requested by a Regulatory Agency.

(l)    Other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by Law or requested by a Regulatory Agency.

(m)     Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 individually or $100,000 in the aggregate for all such actions, suits, claims, and that would not (i) impose any restriction on the business of it or its Subsidiaries or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries.

(n)    Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility.

(o)    Make or incur any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate, except for Previously Disclosed binding commitments existing on the date hereof.

(p)    Issue any communication of a general nature to its employees or customers without the prior approval of Purchaser (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby.

(q)    Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), enter into any structured transaction outside of its regular course of business, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

(r)    Except (i) for Loans or legally binding commitments for Loans that have previously been approved by Company prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $500,000, (ii) with respect to amendments or modifications that have previously been approved by Company prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by Company with total credit exposure in excess of $500,000, or (iii) with respect to any such actions that have previously been approved by Company prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Company, in each case in excess of $500,000.

(s)    Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3    Purchaser Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a)    Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(b)    Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

(c)    Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), enter into any structured transaction outside of its regular course of business, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    Purchaser shall promptly prepare and file with the SEC, and Company shall cooperate in the preparation of, the Form S-4, in which the Proxy Statement will be included as a prospectus. Purchaser shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to Company shareholders. Purchaser shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Shares as may be reasonably requested in connection with any such action.

(b)    The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Company and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Purchaser or Company to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Purchaser, Company or the Surviving Corporation in connection therewith, that would or could reasonably be expected to have a material adverse effect (measured on a scale relative to Company) on Purchaser or Company.

(c)    Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d)    Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2    Access to Information.

(a)    Upon reasonable notice and subject to applicable Laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking or insurance Laws (other than reports or documents that Company is not permitted to disclose under applicable Law); (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request, including periodic updates of the information provided in Section 3.26. Upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither Company nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality obligations reflected by the letter of intent entered into between Purchaser and Company as of February 13, 2019 (the “Confidentiality Agreement”).

(c)    No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3    Shareholder Approval. The Board of Directors of Company has resolved to recommend to Company’s shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable Law and the Company Articles and the Company Code, all action necessary to convene a meeting of its shareholders (“Company Shareholders’ Meeting”), as promptly as practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval of this Agreement. Company agrees that its obligations pursuant to this Section 6.3 to submit to shareholders and hold the Company Shareholders’ Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal or Change in the Company Recommendation. Subject to the provisions of Section 6.7, Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Company Recommendation”), and shall use commercially reasonable best efforts to obtain from its shareholders the requisite affirmative vote to approve this Agreement (the “Company Shareholder Approval”). Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the shareholders of Company at the Company Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve Company of such obligation so long as Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Company shall have effected a Change in the Company Recommendation permitted hereunder, then the Board of Directors of Company shall submit this Agreement to Company’s shareholders without the recommendation of the Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law; provided that, for the avoidance of doubt, Company may not take any action under this sentence unless it has complied with the provisions of Section 6.7. In addition to the foregoing, neither Company nor its Board of Directors of Company shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Except as set forth in Section 6.7, neither the Board of Directors of Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being a “Change in the Company Recommendation”).

6.4    Nasdaq Listing; Reservation of Purchaser Common Shares.

(a)    Purchaser shall cause the Purchaser Common Shares to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b)    Purchaser agrees at all times from the date of this Agreement to reserve a sufficient number of Purchaser Common Shares to fulfill its obligations under this Agreement, including payment of the Merger Consideration.

6.5    Employee Matters.

(a)    As soon as administratively practicable after the Effective Time, Purchaser shall take all reasonable action so that employees of Company and its Subsidiaries shall be entitled to participate in each benefit plan of Purchaser of general applicability with the exception of any plan frozen to new participants (collectively, the “Purchaser Eligible Plans”) to the same extent as similarly-situated employees of Purchaser and its Subsidiaries, it being understood that inclusion of the employees of Company and its Subsidiaries in the Purchaser Eligible Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding Company Benefit Plans until such employees are permitted to participate in the Purchaser Eligible Plans and provided further, however, that nothing contained in this Agreement shall require Purchaser or any of its Subsidiaries to make any grants to any former employee of Company under any discretionary equity compensation plan of Purchaser or to provide the same level of (or any) employer contributions or other benefit subsidies as Company or its Subsidiaries. Purchaser shall cause each Purchaser Eligible Plan in which employees of Company and its Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the Purchaser Eligible Plans, the service of such employees with Company and its Subsidiaries to the same extent as such service was credited for such purpose by Company or its Subsidiaries, and, solely for purposes of Purchaser’s vacation programs, for purposes of determining the benefit amount, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Company Benefit Plans that correspond to Purchaser Eligible Plans until employees of Company and its Subsidiaries are included in such Purchaser Eligible Plans, and subject to subsections (b) and (g) of this Section 6.5, nothing in this Agreement shall limit the ability of Purchaser to amend or terminate any of the Company Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b)    At and following the Effective Time, and except as otherwise provided in Section 6.5(e), Purchaser shall honor, and cause the Purchasing Bank and the Surviving Company to continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Company and its Subsidiaries and current and former directors of Company and its Subsidiaries existing as of the Effective Date under any Company Benefit Plan, including any employment, change in control and severance agreements listed on Section 3.11(a) of the Company Disclosure Schedule to the extent each such agreement is not superseded by a subsequent agreement between Purchaser and such employee. Any years of service recognized for purposes of this Section 6.5 will be taken into account under the terms of any generally applicable severance policy of Purchaser or its Subsidiaries.

(c)    At such time as employees of Company and its Subsidiaries become eligible to participate in a medical, dental or health plan of Purchaser or its Subsidiaries, Purchaser shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Purchaser, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time, and (iii) provide each employee credit for any deductibles and co-payments paid prior to the Effective Time in satisfying any deductible requirement in a medical, dental or health plan of Purchaser or its Subsidiaries.

(d)    Immediately prior to the Effective Time, Company shall, at the written request of Purchaser, freeze or terminate each Company Benefit Plan as is requested by Purchaser.

(e)    Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, except for employees under Section 6.5(g) below. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, subject to (b) and (g) of this Section 6.5; or (iii) to confer upon any current or former Employee, any right to employment or continued employment or continued service with Purchaser or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment or other agreement with any Employee.

(f)    Any employee of Company or its Subsidiaries who is not subject to a written employment or separation agreement and whose employment terminates at or within six months following the Effective Time because such employee’s position is eliminated, such employee is not offered comparable employment (which, for purposes hereof, shall be considered to be at an equivalent level of compensation, and without relocation outside of Cuyahoga and Geauga counties and any county contiguous thereto) by Purchaser, or such employee is not retained in comparable employment by Purchaser (a “Covered Employee”), will be entitled to a lump sum severance payment equal to the greater of (i) two (2) weeks of such employee’s current base pay for each full year of such employee’s service with Company, subject to a minimum benefit of four (4) weeks’ pay and a maximum benefit of twenty-six (26) weeks’ pay or (ii) the unpaid portion of the employee’s retention bonus as determined under and paid in accordance with the Company’s Long Term Employee Retention and Severance Plan in effect as of the date hereof, as set forth on Company Disclosure Schedule 6.5(f). Payment under the foregoing clauses (i) or (ii) will be paid on the first payroll date following termination and will be in lieu of participation by a Covered Employee in Purchaser’s severance plan as in effect from time to time after the Effective Time. For the avoidance of doubt, for the purposes of determining the level of severance or retention benefits, each Covered Employee shall be credited for service with Company only as provided in this Section 6.5.

6.6    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Surviving Company and Purchaser shall (and shall cause Purchaser Bank to) indemnify and hold harmless, to the full extent provided under the Company Articles and the Company Regulations and any indemnification agreement between the Company and any officer or director existing on July 31, 2019 (including advancement of expenses as incurred) to the extent permitted under applicable Law including specifically 12 C.F.R. Part 359, each present and former director and officer (determined as of the Effective Time) of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted before or after the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)    Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will use its best efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company; provided that in no event shall Purchaser be required to expend, on an annual basis, an amount in excess of 150% of the annual premiums paid as of the date hereof by Company for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Purchaser will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Purchaser, in consultation with Company, prior to the Effective Time and in lieu of the foregoing, Purchaser or Company may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the Premium Cap) and fully pay for such policy prior to the Effective Time.

(c)    Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.6(a) unless and to the extent that Purchaser is actually prejudiced as a consequence.

(d)    The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Purchaser or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 6.6.

6.7    No Solicitation.

(a)    Except as set forth in Section 6.7(b), none of Company nor any of its Subsidiaries shall, and each of them shall cause its respective officers, directors, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal (other than any confidentiality agreement required by Section 6.7(b)), (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b)    Notwithstanding anything to the contrary in Section 6.7(a), if Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) that did not result from or arise in connection with a breach of this Section 6.7 at any time prior to the Company Shareholders’ Meeting that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s financial advisors and outside legal counsel) to constitute or to be reasonably likely to result in a Superior Proposal, Company and its Representatives may take any action described in Section 6.7(a)(ii) above to the extent that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that, prior to taking any such action, Company has obtained from such Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) an executed confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, the terms of the Confidentiality Agreement.

(c)    As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Company shall advise Purchaser in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, shall promptly provide to Purchaser a copy of the Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal) and shall keep Purchaser promptly apprised of any related developments, discussions and negotiations (including providing Purchaser with a copy of all material documentation and correspondence relating thereto) on a current basis. Company agrees that it shall immediately provide to Purchaser any information concerning Company that may be provided (pursuant to Section 6.7(b)) to any other Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) in connection with any Acquisition Proposal which has not previously been provided to Purchaser.

(d)    Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders’ Meeting, the Board of Directors of Company may withdraw its recommendation of the Merger Agreement, thereby resulting in a Change in the Company Recommendation, if and only if (x) from and after the date hereof, Company has complied with

Sections 6.3 and 6.7, and (y) the Board of Directors of Company has determined in good faith, after consultation with outside counsel, that the taking of such action is reasonably necessary in order for the Board of Directors of Company to comply with fiduciary duties under applicable Law; provided, that the Board of Directors of Company may not effect a Change in the Company Recommendation unless:

(1)    Company shall have received an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Purchaser;

(2)    Company shall have provided prior written notice to Purchaser at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Purchaser that the Board of Directors of Company has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(3)    during the Notice Period, Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Purchaser in good faith (to the extent Purchaser desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(4)    the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Purchaser, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, Company shall deliver a new written notice to Purchaser and shall again comply with the requirements of this Section 6.7(d) with respect to such new written notice, except that the new Notice Period shall be two (2) Business Days. In the event the Board of Directors of Company does not make the determination referred to in clause (4) of this paragraph and thereafter seeks to effect a Change in the Company Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Company Recommendation.

(e)    Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; and (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or Company or any of its Subsidiaries or Representative is a party, and enforce the provisions of any such agreement.

(f)    Nothing contained in this Agreement shall prevent Company or its Board of Directors from making any disclosure to Company shareholders if Company’s Board of Directors (after consultation with outside counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided, that this Section 6.7(f) will in no way eliminate or modify the effect that any action taken pursuant hereto would otherwise have under this Agreement.

(g)    As used in this Agreement:

(i)    “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the Board of Directors of Company determines in its good faith judgment to be more favorable to Company than the Merger, and to be reasonably capable of being consummated on the terms proposed, after (i) receiving the advice of outside counsel and Boenning & Scattergood, Inc., and (ii) taking into account all material relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to this Agreement that may be proposed by Purchaser in response to such Acquisition Proposal (whether or not during the Notice Period); and all material legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” and “85%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”; and

(ii)    “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Company or publicly announced to Company’s shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Purchaser or any of its affiliates) relating to an Acquisition Transaction involving Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries; and

(iii)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Company by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, of 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, beneficially owning 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the consolidated assets, business, revenues, net income, assets or deposits of Company; or (iii) any liquidation or dissolution of Company or any of its Subsidiaries.

6.8    Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement, to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.9    Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 20 days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to Company’s Board of Directors or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries.

6.10    Notification of Certain Matters. Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.11    Shareholder Litigation. Company shall give Purchaser prompt notice of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Purchaser the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.12    Transition. Commencing following the date hereof, and in all cases subject to applicable Law, Company shall, and shall cause its Subsidiaries to, cooperate with Purchaser and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Purchaser. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Company and its Subsidiaries in the ordinary course of business, Company shall cause the employees, officers and representatives of Company and its Subsidiaries to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Purchaser in performing all tasks, including conversion planning, assisting in any required divestiture, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, branch closures, divestiture and/or systems conversion, it being agreed that any notices of branch closures need not be provided more than 90 days in advance of the anticipated Closing Date), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Purchaser.

6.13    Voting Agreements. Company shall deliver on the date of this Agreement an executed Voting Agreement, in the form attached to this Agreement as Exhibit “B,” (the “Voting Agreement”), from all members of the Company’s board of directors.

6.14    Tax Representation Letters. Officers of Purchaser and Company shall execute and deliver to Vorys, Sater, Seymour and Pease LLP, tax counsel to Purchaser, and Ulmer & Berne LLP, tax counsel to Company, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Form S-4 filed with the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.2(c) and Section  7.3(c) of this Agreement.

6.15    Continuity of Interest. Notwithstanding anything in this Agreement to the contrary, if either of the tax opinions referred to in Section 7.2(c) or 7.3(c) cannot be rendered (as reasonably determined by Vorys, Sater, Seymour and Pease LLP or Ulmer & Berne LLP, respectively) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Purchaser shall increase the Stock Consideration (applying the closing price of shares of the Purchaser Common Shares on the last trading day prior to the Closing Date), and decreasing the Cash Consideration, to the minimum extent necessary to enable the relevant tax opinion to be rendered.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have received the Company Shareholder Approval.

(b)    Stock Exchange Listing. The shares of Purchaser Common Stock to be issued to the holders of Company Common Shares upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c)    Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e)    Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve, the OCC and, if applicable, the FDIC, and (ii) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and (unless otherwise determined by Purchaser) the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).

7.2    Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Sections 3.2(a), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (ii) Sections 3.2(c), 3.3(a), 3.3(b)(i) and 3.7, which shall be true and correct in all material respects, and (iii) Sections 3.8(iii) and Section 3.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company, has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(b)    Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer to such effect.

(c)    Tax Opinion. Purchaser shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d)    Regulatory Conditions. There shall not be any action taken or determination made, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger and the Bank Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Purchaser or Surviving Company or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Purchaser or Surviving Company that would have a material adverse effect on Purchaser, Surviving Company or any of their respective affiliates, in each case measured on a scale relative to Company.

(e)    FIRPTA Affidavit. Company shall have delivered to Purchaser an affidavit, under penalties of perjury, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).

(f)    Required Consents. Purchaser or Company has obtained the consents set forth on Company Disclosure Schedule 7.2(f).

7.3    Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in (i) Section 4.3(a) and 4.3(b)(i), which shall be true and correct in all material respects, and (ii) Section 4.10 and 4.18, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser, has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or Chief Financial Officer of Purchaser to the foregoing effect.

(b)    Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub, as the case may be, shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c)    Tax Opinion. Company shall have received an opinion of Ulmer & Berne LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Ulmer & Berne LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d)    Payment of Merger Consideration. Purchaser shall have caused Merger Sub to deliver the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Company with a certificate evidencing such delivery.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a)    by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b)    by either Company or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c)    by either Company or Purchaser, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)    by either Company or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties, or any failure to perform in all material respects any of the covenants or agreements, set forth in this

Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a)-(c) or 7.3(a)-(c), as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)    by Purchaser, if (i) at any time prior to the Effective Time, the Board of Directors of Company has (A) failed to recommend to the shareholders of Company that they give the Company Shareholder Approval; (B) effected a Change in the Company Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (C) failed to substantially comply with its obligations under Section 6.3 or 6.7 hereof; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Shares is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of Company recommends that the shareholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f)    by Company, if at any time prior to the Effective Time, the Purchaser has materially breached its obligations under Section 6.1 or 6.4 hereof.

(g)    by Purchaser or Company, if the approval of Company’s shareholders required by Section 7.1(a) shall not have been obtained at a duly held Company Shareholders’ Meeting (including any adjournment or postponement thereof).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of the act would, or would reasonably be expected to, cause a breach of this Agreement.

8.3     Fees and Expenses.

(a)    All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)    Notwithstanding the foregoing, if:

(i)    (A) Either Company or Purchaser terminates this Agreement pursuant to 8.1(c) (without the Company Shareholder Approval having been obtained), Purchaser terminates pursuant to Section 8.1(d) (as a result of a Willful Breach by Company), or either Company or Purchaser terminates this Agreement pursuant to 8.1(g), and (B) prior to termination, there has been publicly announced an Acquisition Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to Company or its shareholders an Acquisition Proposal (whether or not conditional), or an intention (whether or not conditional) to make an Acquisition Proposal, and (C) within twelve months of such termination Company shall either (1) consummate an Acquisition Transaction or (2) enter into any definitive agreement relating to any Acquisition Transaction (but not including any confidentiality agreement required by Section 6.7(b) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the 15% and 85% amounts in the definition of Acquisition Transaction and Acquisition Proposal to 50%); or

(ii)    Purchaser terminates this Agreement pursuant to Section 8.1(e); then Company shall pay to Purchaser an amount equal to $1.6 million (the “Termination Fee”).

(iii)    If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 8.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same-day funds within ten (10) days after delivery of the written notice of termination required by Section 8.1.

(c)    The Parties acknowledge that the agreements contained in paragraph (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Company fails to pay promptly any fee payable by it pursuant to this Section 8.3, then Company shall pay to Purchaser, Purchaser’s costs and expenses (including reasonable attorneys’ fees, costs and expenses) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

8.4    Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholder Approval; provided, however, that after the approval of Company shareholders, there may not be, without further approval of such shareholders who have already provided their approval, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5    Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1    Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local prevailing time, at the Akron offices of Vorys, Sater, Seymour and Pease LLP, counsel to Purchaser, on a date to be specified by the parties (the “Closing Date”).

9.2    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Company, to:

Maple Leaf Financial, Inc.

24755 Chagrin Blvd, Suite 100

Beachwood, OH 44122

Attention:    James E. Kleinfelter

Facsimile:

with a copy (which shall not constitute notice) to:

Ulmer & Berne LLP

1660 West 2nd Street, Suite 1100

Cleveland, Ohio 44113-1406 225

Attention:    Douglas K. Sesnowitz

Facsimile:    216.583.7145

Email:    dsesnowitz@ulmer.com

(b)	if to Purchaser, to:

Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Attention:    Kevin J. Helmick

Facsimile:    (330) 533-0451

with a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP

106 South Main Street, Suite 1100

Akron, Ohio 44308

Attention:    J. Bret Treier

Facsimile:    (330) 208-1066

Email:    jbtreier@vorys.com

9.4    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “Knowledge” with respect to Company means the actual knowledge after reasonable inquiry of any of Company’s officers listed on Section 9.4 of the Company Disclosure Schedule and with respect to Purchaser, means the actual knowledge after reasonable inquiry of any of Purchaser’s officers listed on Section 9.4 of the Purchaser Disclosure Schedule. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Mahoning County, Ohio (which the parties expressly agree shall exclusively be the federal court for the Northern District of Ohio, or in the event (but only in the event) that such court does not have jurisdiction over such dispute, any court sitting in Mahoning County, Ohio). Each of the parties hereto submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such suit, action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8     Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9    Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law.

9.10    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for the provisions of Sections 6.5(g) and 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.11    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.12    Disclosure Schedule. Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Company Disclosure Schedule”) and Purchaser has delivered to Company a schedule (a “Purchaser Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as the case may be, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Company or Purchaser, as the case may be, in the applicable paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, or any other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule (so long as it is reasonably clear on the face of such disclosure that the disclosure in such other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule is also applicable to the section of this Agreement in question).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

FARMERS NATIONAL BANC CORP.

By:	/s/ Kevin J. Helmick

	Name:	Kevin J. Helmick
	Title:	President and Chief Executive Officer

FMNB MERGER SUBSIDIARY III, LLC

By:	/s/ Kevin J. Helmick

	Name:	Kevin J. Helmick
	Title:	President

MAPLE LEAF FINANCIAL, INC.

By:	/s/ James E. Kleinfelter

	Name:	James E. Kleinfelter
	Title:	President & Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

This agreement of merger (this “Bank Merger Agreement”), dated as of [________], 2019, is by and between Geauga Savings Bank (“Geauga Savings”) and The Farmers National Bank of Canfield (“Farmers Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Prior Merger Agreement”) dated as of [__________ ___], 2019, between Farmers National Banc Corp. (“FMNB”), FMNB Merger Subsidiary III, LLC (“Merger Sub”) and Maple Leaf Financial, Inc. (“Maple Leaf”).

WlTNESSETH:

WHEREAS, Geauga Savings is an Ohio savings bank and a wholly owned subsidiary of Maple Leaf, with, as of [_______], 2019, a capital of $[_________], divided into [_______] shares of common stock, each of $10.00 par value, surplus of $[______], and undivided profits, including capital reserves, of $[_________]; and

WHEREAS, Farmers Bank is a national banking association and a wholly owned subsidiary of FMNB, with, as of [_______, 2019, a capital of $[___________], divided into 542,339 shares of common stock, each of $5.00 par value, surplus of $[__________], and undivided profits, including capital reserves, of $[_______]; and

WHEREAS, FMNB, Merger Sub and Maple Leaf have entered into the Prior Merger Agreement, pursuant to which Maple Leaf will merge with and into Merger Sub (the “Prior Merger”); and

WHEREAS, Geauga Savings and Farmers Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Prior Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    The Bank Merger. Subject to the terms and conditions of the Prior Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), Geauga Savings shall merge with and into Farmers Bank (the “Bank Merger”) under the laws of the United States and the State of Ohio. Farmers Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2.    Effective Time. The Bank Merger shall become effective on the date, and at the time (the “Effective Time”), specified in the Bank Merger approval to be issued by the Office of the Comptroller of the Currency (the “OCC”).

3.    Charter; Bylaws. The Charter and Bylaws of Farmers Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4.    Name; Offices. The name of the Surviving Bank shall be “The Farmers National Bank of Canfield.” The main office of the Surviving Bank shall be the main office of Farmers Bank immediately prior to the Effective Time.

5.    Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of Farmers Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank, and (ii) the executive officers of Farmers Bank immediately prior to the Effective Time shall continue as the executive officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the charter and bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

6.    Effects of the Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215c, the applicable provisions of the regulations of the OCC and other applicable law, (i) all assets of Farmers Bank and Geauga Savings as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of Farmers Bank and Geauga Savings existing as of the Effective Time, all in accordance with the provisions of The National Bank Act.

7.    Effect on Shares of Stock.

(a)    Each share of Farmers Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding and shall consist of $[_________], divided into 542,339 shares of common stock, each of $5.00, and at the Effective Time, Farmers Bank shall have a surplus of $[__________], and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of Farmer Bank and Geauga Savings as stated in the recitals of this Agreement, adjusted however, for normal earning and expense (and if applicable purchase accounting adjustments) from [________], 2019 until the Effective Time.

(b)    At the Effective Time, each share of Geauga Savings capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of Geauga Savings capital stock held in the treasury of Geauga Savings immediately prior to the Effective Time shall be retired and canceled.

8.    Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FMNB, as the sole shareholder of Farmers Bank, and Maple Leaf, as the sole shareholder of Geauga Savings at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents.

Farmers Bank and Geauga Savings shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the OCC and the Ohio Department of Financial Institutions as may be required by applicable laws and regulations.

9.    Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by FMNB, as the sole shareholder of Farmers Bank, and Maple Leaf as the sole shareholder of Geauga Savings, at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Geauga Savings as offices of the Surviving Bank and (iv) the consummation of the Prior Merger pursuant to the Prior Merger Agreement at or before the Effective Time.

10.    Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Geauga Savings acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Geauga Savings and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Geauga Savings or otherwise to take any and all such action.

11.    Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Farmers Bank and Geauga Savings at any time prior to the Effective Time.

12.    Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholder of which is, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13.    Assignment. This Bank Merger Agreement may not be assigned by either Farmers Bank or Geauga Savings without the prior written consent of the other.

14.    Termination. This Bank Merger Agreement shall terminate upon the termination of the Prior Merger Agreement in accordance with its terms.

15.    Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Ohio without regard to the conflicts of law provisions thereof.

16.    Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of Farmers Bank and Geauga Savings has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

THE FARMERS NATIONAL BANK OF CANFIELD

By:
Name: Kevin J. Helmick
Title: President

GEAUGA SAVINGS BANK

By:
Name: James E. Kleinfelter
Title: President

EXHIBIT B

Form of Voting Agreement

August 29, 2019

Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), Farmers National Banc Corp., an Ohio corporation (“Farmers”), FMNB Merger Subsidiary III, LLC, an Ohio limited liability company and a wholly owned subsidiary of Farmers (“Merger Sug”), and Maple Leaf Financial, Inc., an Ohio corporation (“Maple Leaf”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby Maple Leaf will merge with and into Merger Sub (the “Merger”) and shareholders of Maple Leaf will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to Farmers’ obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to Farmers.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)    As of the date of this Voting Agreement, I have, and at all times during the term of this Voting Agreement will have, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, and good and valid title to, the number of common shares, no par value, of Maple Leaf (the “Maple Leaf Common Shares”), that is set forth on Appendix A hereto, and I hold stock options to acquire the number of Maple Leaf Common Shares set forth on Appendix A hereto. All of the securities listed on Appendix A are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities). None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b)    As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of Maple Leaf, (ii) securities of Maple Leaf convertible into or exchangeable for shares of capital stock or voting securities of Maple Leaf or (iii) options or other rights to acquire from Maple Leaf any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Maple Leaf. The Maple Leaf Common Shares listed on Appendix A, together with all Maple Leaf Common Shares that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c)     At the Company Shareholders’ Meeting and at any other meeting of Maple Leaf shareholders, however called, and on any action or approval by written consent of shareholders of Maple Leaf, I will vote or cause to be voted not less than all of the Shares over which I have sole voting power, and I will use my best efforts to cause any Shares over which I share voting power to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d)     During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use my best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e)    I agree that Maple Leaf shall not be bound by any attempted sale of any Maple Leaf Common Shares over which I have sole voting and dispositive power, and Maple Leaf’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f)    I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g)    Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to myself, my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred (other than myself) shall have executed and delivered to Farmers an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of Maple Leaf and/or as an optionholder, if I am such, and not in any other capacity, such as a director or officer of Maple Leaf or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Maple Leaf Common Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on Maple Leaf’s Board of Directors or as an officer of Maple Leaf, in acting in my capacity as a director, officer or fiduciary of Maple Leaf, or as a fiduciary of any trust for which I serve as trustee.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the Maple Leaf shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) Farmers and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to Farmers’ rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the other party hereto at its addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

I agree and acknowledge that Farmers may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, Farmers shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

Very truly yours,

Print Name

Address:

Facsimile:

Acknowledged and Agreed:

Farmers National Banc Corp.

By:
Kevin J. Helmick,
President and Chief Executive Officer

Address:	Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Dated: August 29, 2019

[Signature page to Voting Agreement]

Appendix A

Number of Shares Held (excluding warrants or stock options): _______________________________________

This amount includes:

shares over which I have sole voting power

shares over which I have shared voting power

shares over which I have sole dispositive power

shares over which I have shared dispositive power

Number of warrants or stock options held: _____________________________